Exhibit 10.21

EXECUTION COPY

MANAGEMENT STOCKHOLDER AGREEMENT

This Management Stockholder Agreement (the “Agreement”) is entered into as of May 17, 2006, by and between Liberty Group Publishing, Inc., a Delaware corporation (the “Company”), FIF III Liberty Holdings LLC, a Delaware limited liability company (“Parent”), and MARK THOMPSON (hereinafter referred to as the “Management Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stockholders Agreement referred to below.

WHEREAS, the Management Investor is a key employee of the Company and Liberty Group Operating, Inc. (“Operating”);

WHEREAS, the Management Investor desires to purchase and the Company desires to issue and sell to the Management Investor, on the date hereof, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) as set forth herein; and

WHEREAS, the Company also desires to award to the Management Investor a restricted stock grant as set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Grant of Common Stock

(a) The Company hereby agrees to issue and sell to the Management Investor, and the Management Investor hereby agrees to purchase from the Company, on the date hereof,             shares of Common Stock (the “Purchased Shares”), for a purchase price equal to $1,000.00 per share for an aggregate purchase price of $[ ]. The Purchased Shares shall be issued and sold to the Management Investor free and clear of all liens, other than restrictions and legends pursuant to federal or state securities laws and the terms of this Agreement. For avoidance of doubt, the Purchased Shares shall be considered to be “Common Stock”.

(b) The Company hereby agrees to grant (in satisfaction of the Company’s restricted stock grant obligations in the employment agreement between the employee and the Company, if any), on March 1, 2006 (the “Grant Date”), 150 shares of Common Stock (the “Restricted Shares”), subject to the following:

(i) Subject to the terms of this Section 1(b), one-third (1/3) of the Restricted Shares shall vest on each of the third, fourth and fifth anniversaries of the Grant Date.

(ii) In the event the Management Investor’s employment is terminated by the Company other than for Cause (as defined below), the Management Investor shall immediately vest as the owner of the percentage of the Restricted Shares that would have vested under clause (i) above on the next succeeding anniversary of the Grant Date following such termination; provided, however, that in no event shall the number of Restricted Shares subject to such vesting be less than one-third (1/3) of the Restricted Shares.

(iii) In the event the Management Investor’s employment is terminated by the Company without Cause within twelve months after a “Change in Control” (as such term is defined below), the Management Investor shall immediately vest as the owner of all previously unvested Restricted Shares on the date of such termination.

(iv) Notwithstanding anything herein to the contrary in this Agreement, in the event the Management Investor’s employment with the Company is terminated for Cause, all of the unvested Restricted Shares shall be forfeited.

(v) During the period prior to the lapse and removal of the vesting restrictions set forth herein, the Management Investor will have all of the rights of a stockholder with respect to all of the Restricted Shares granted hereunder, including without limitation the right to vote such shares and the right to receive all dividends or other distributions with respect to such shares. Anything herein to the contrary notwithstanding, except as set forth in Section 2(b) the Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered (each such action a “Transfer”) until the restrictions set forth herein are removed or expire, and any additional requirements or restrictions contained in this Agreement have been satisfied, terminated or expressly waived by the Company in writing. In connection with the payment of any dividends, distributions or any other type of payment to the Management Investor, the Company shall be entitled to deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the Management Investor’s account.

(vi) The Restricted Shares granted hereunder shall be registered in the Management Investor’s name, but the certificates evidencing such Restricted Shares shall be retained by the Company during the period prior to the vesting of such shares as set forth herein. The Management Investor shall execute a stock power in the form of Exhibit A, in blank, with respect to such Restricted Shares and deliver the same to the Company. Upon satisfaction of the vesting requirement, the Restricted Shares shall be issued to the Management Investor free and clear of all liens, other than restrictions and legends pursuant to federal or state securities laws and the terms of this Agreement. For avoidance of doubt, the Restricted Shares shall be considered to be “Common Stock”.

(c) For the purposes of this Agreement, the following term has the respective meaning set forth below:

(i) A “Change in Control” occurs if and when (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, including rules thereunder and successor provisions and rules thereto (the “Exchange Act”), other than (i) a person who is stockholder of the Company as of the date hereof, (ii) a person who is an affiliate of Fortress Investment Group LLC or (iii) a person who becomes a stockholder of the Company as a result of any purchase of grant of any equity securities under this Agreement or under any other Company-sponsored plan, agreement or arrangement, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50.1% or more of the combined voting power of the Company’s then outstanding equity securities; provided, however, that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from the death of stockholder; (b) individuals who constitute the Company’s Board of Directors (the “Board”) on or about March 1, 2006 (the “Incumbent Board”) have ceased for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to March 1, 2006 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the nomination of such person for election as director without objection) shall be, for purposes of the Agreement, considered as though such person were a member of the Incumbent Board, or (c) stockholders of the Company approve (or, if stockholder approval is not required, the Board approves (i) merger or consolidation of the Company with another corporation where those who are the stockholders of the Company immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to vote 50.1% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (ii) the sale or disposition of all or substantially all of the Company’s assets, or (iii) a plan of partial or complete liquidation of the Company. Notwithstanding anything herein to the contrary, a Change in Control shall not take place upon the initial public offering, as provided in Section 2(e) hereof, of the Company’s Common Stock, or any other class of the Company’s securities (as provided under any other Company-sponsored plan, agreement or arrangement).

2. Transfer of Stock.

(a) Resale of Stock. Without limitation to the restrictions on Transfer of Restricted Shares which have not yet vested set forth in Section 1(b)(v), except as set forth in Section 2(b) the Management Investor shall not Transfer the Purchased Shares, the Restricted Shares or any other shares of stock of the Company now or hereinafter owned by the Management Investor, other than in accordance with the provisions of this Section 2.

(b) Drag Along Right.

(i) As used in this Agreement, the term “Holder” means the Management Investor, a Related Transferee (as defined below) of the Management Investor or an Outside Party (as defined below).

(ii) Right to Require Sale. Notwithstanding any other provision hereof, if Parent agrees to sell 100% of the shares of Common Stock held by it to a third person who is not an affiliate of Parent or Fortress Investment Group LLC (a “Third Party”) or if Parent agrees to sell a portion of its shares pursuant to a transaction in which more than 50% of the total Common Stock of the Company will be sold to a Third Party (either of such sales, a “Drag-Along Sale”), then, upon the demand of Parent, each Holder hereby agrees to sell to such Third Party the same percentage of the total number of shares of Common Stock held by such Holder on the date of the Drag-Along Notice (whether or not the restrictions on Transfer of Restricted Shares have lapsed (i.e. regardless of whether such Restricted Shares have vested)), as the number of shares Parent is selling in the Drag-Along Sales bears to the total number of shares held be Parent as of the date of the Drag-Along Notice (the “Sale Percentage”), at the same price and on the same terms and conditions as Parent has agreed to with such Third Party; provided, however, that Parent shall use its reasonable, good faith efforts to provide that (i) the only representation and warranty which the Holder shall be required to make in connection with the Drag-Along Sale is a representation and warranty with respect to the Holder’s own ownership of the shares of Common Stock to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims and (ii) that the liability of any other Holder with respect to any representation and warranty made in connection with the Drag-Along Sale is the several liability of such other Holder (and not joint with any other person) and that such liability is limited to the amount of proceeds actually received by such other Holder in the Drag-Along Sale; provided further, that the Holder shall not be obligated to participate in any Drag Along Sale unless the Holder is provided an opinion of counsel to the effect that the Drag-Along Sale is not in violation of applicable federal or state securities or other laws or, if the Holder is not provided with an opinion with respect to any matters contemplated by this proviso, Parent shall (in addition to the indemnification contemplated below) indemnify the Holder for any violation. If the Drag-Along Sale is in the form of a merger transaction, the Holder agrees to vote his or her shares of Common Stock in favor of such merger and not to exercise any rights of appraisal or dissent afforded under applicable law.

(iii) Drag-Along Notice. Prior to making any Drag-Along Sale, if Parent elects to exercise the option described in this Section 2(b), Parent shall provide the Holder with written notice (the “Drag-Along Notice”) not more than sixty (60) nor less than twenty (20) days prior to the proposed date of the Drag Along Sale (the “Drag-Along Sale Date”). The Drag-Along Notice shall set forth: (i) the name and address of the Third Party; (ii) the proposed amount and form of consideration to be paid per share and the terms and conditions of payment offered by the Third Party; (iii) the aggregate number of shares of Common Stock held by Parent as of the date that the Drag-Along Notice is first delivered, mailed or sent by courier, telex or telecopy to the Holder; (iv) the sale percentage; (v) the Drag-Along Sale Date and (vi) confirmation that the proposed Third Party has agreed to purchase the Management Investor’s shares of Common Stock in accordance with the terms hereof.

(iv) Authority to Record Transfer/Delivery of Certificates. The Company (or the Company’s transfer agent, if any) shall record in the Company’s books and records the transfer of the Sale Percentage of the Holder’s shares of Common Stock which is not represented by one or more certificates issued by the Company, from the Holder to the Third Party, on the Drag-Along Sale Date. If any part of the Sale Percentage of the Holder’s shares of Common Stock is represented by one or more certificates issued by the Company, the Holder shall deliver such certificate or certificates for such shares, duly endorsed for transfer with signatures guaranteed, to such Third Party on the Drag-Along Sale Date in the manner and at the address indicated in the Drag-Along Notice against delivery of the purchase price for the shares; provided, however, that in the event the Company has possession of any such certificate(s) pursuant to this Agreement, upon the written request of the Holder at least five (5) business days in advance of the Drag-Along Sale Date, the Company shall deliver such certificate(s) to the purchaser at the time and in the manner described above.

(v) Consideration. The provisions of this Section 2(b) shall apply regardless of the form of consideration received in the Drag-Along Sale.

(c) Tag-Along Rights.

(i) Right to Participate in Sale. If Parent enters into an agreement to transfer, sell or otherwise dispose of (such transfer, sale or other disposition being referred to as a “Tag-Along Sale”) a majority of its shares of Common Stock of the Company held on the date hereof to a Third Party, then Parent shall afford the Holder the opportunity to participate proportionately in such Tag-Along Sale in accordance with this Section 2(c). The Holder shall have the right, but not the obligation (except as provided in Section 2(b)), to participate in such Tag-Along Sale with respect to their Purchased Shares and Restricted Shares for which the restriction on Transfer have previously lapsed pursuant to Section 1(b) (collectively the “Elligible Stock”). The number of shares of Common Stock that the Holder will be entitled to include in such Tag-Along Sale (the “Management Investor’s Allotment”) shall be determined by multiplying (i) the number of shares of Common Stock held by the Holder on the Tag-Along Sale Date (as defined below), by (ii) a fraction, the numerator or which shall equal the number of shares of Common Stock proposed by Parent to be sold or otherwise disposed of pursuant to the Tag-Along Sale and the denominator of which shall equal the total number of shares of Common Stock that are beneficially owned by (a) Parent and (b) any holder of shares of Common Stock (including the Holder) that has the right to “tag-along” in the Tag-Along Sale on the Tag-Along Sale Date. The “Tag Along Notice Date” shall be the date that the Tag-Along Sale Notice (as defined below) is first delivered, mailed or sent by courier, Telex or telecopy to the Holder.

(ii) Limitation on Management Investor Representations; Indemnity. Any sales of shares of Common Stock by a Holder as a result of the “Tag-Along Rights” granted to the Holder pursuant to this agreement shall be on the same terms and conditions as the proposed Tag-Along Sale by Parent; provided, however, that in negotiating a Tag-Along Sale, Parent shall use its reasonable, good faith efforts to provide (i) that the only representation and warranty which the Holder shall be required to make in connection with any transfer is a warranty with respect to the Holder’s own ability to convey title thereto free and clear of liens, encumbrances or adverse claims and (ii) that the warranty made in connection with any transfer is the several liability of the Holder (and not joint with any other person) and that such liability is limited to the amount of proceeds actually received by such Holder.

(iii) Sale Notice. Parent shall provide the Holder with written notice (the “Tag-Along Sale Notice”) not more than sixty (60) nor less than twenty (20) days prior to the proposed date of the Tag-Along Sale (the “Tag-Along Sale Date”). Each Tag-Along Sale Notice shall set forth: (i) the name and address of each proposed transferee or purchaser of shares in the Tag-Along Sale; (ii) the number of shares proposed to be transferred or sold by Parent; (iii) the proposed amount and form of consideration to be paid for such shares and the terms and conditions of payment offered by each proposed transferee or purchaser; (iv) the aggregate number of shares of Common Stock held of record as of the close of business on the day immediately preceding the Tag-Along Notice Date by Parent; (v) the Management Investor’s Allotment assuming the Holder elected to sell the maximum number of shares of Common Stock possible; (vi) confirmation that the proposed purchaser or transferee has been informed of the “Tag-Along Rights” provided for herein and has agreed to purchase shares of Common Stock in accordance with the terms hereof and (vii) the Tag-Along Sale Date.

(iv) Tag-Along Notice. If the Holder wishes to participate in the Tag-Along Sale, the Holder shall provide written notice (the “Tag-Along Notice”) to Parent no less than ten (10) days prior to the Tag-Along Sale Date. The Tag-Along Notice shall set forth the number of shares of Common Stock that such Holder elects to include in the Tag-Along Sale, which shall not exceed the Management Investor’s Allotment. The Tag-Along Notice shall also specify the aggregate number of additional shares of Common Stock owned of record as of the close of business on the day immediately preceding the Tag-Along Notice Date by such Holder, if any, which such Holder desires also to include in the Tag-Along Sale (“Additional Shares”) in the event there is any under-subscription for the entire amount of all Management Investors’ Allotments of all shares that may be included by persons having, and pursuant to, tag-along rights relative to Parent (collectively, the “Management Investors’ Allotments”). In the event there is an under-subscription by all holders of Management Investors’ Allotments for the entire amount of the Management Investors’ Allotments, Parent shall apportion the unsubscribed Management Investors’ Allotments to such holders whose tag-along apportionment shall be on a pro rata basis among such holders in accordance with the number of Additional Shares specified by all such holders in their Tag-Along Notice. The Tag-Along Notices given by the Holder shall constitute the Holder’s binding agreement to sell such shares of Common Stock on the terms and conditions applicable to the Tag-Along Sale, subject to the provisions of Section 2(c)(ii) above; provided, however, that in the event that there is any material change in the terms and conditions of such Tag Along Sale applicable to the Holder after the Holder gives the Tag-Along Notice, then, notwithstanding anything herein to the contrary, the Holder shall have the right to withdraw from participation in the Tag-Along Sale with respect to all of its shares of Common Stock affected thereby. If the purchaser does not consummate the purchase of all of such shares on the same terms and conditions applicable to Parent (except as otherwise provided herein) then Parent shall not consummate the Tag-Along Sale of any of its shares to such transferee or purchaser, unless the shares of the Holder and Parent are reduced or limited pro rata in proportion to the respective number of shares actually sold in any such Tag-Along Sale.

If a Tag-Along Notice is not received by Parent from the Holder prior to the ten-day period specified above, Parent shall have the right to sell or otherwise transfer the number of shares specified in the Tag-Along Notice to the proposed purchaser or transferee without any participation by such Holder, but only on terms and conditions which are no more favorable in any material respect to Parent than as stated in the Tag-Along Notice to the Holder and only if such Tag-Along Sale occurs on a date within sixty (60) business days of the Tag-Along Sale Date.

(v) Authority to Record Transfer/Delivery of Certificates. On the Tag-Along Sale Date, the Holder, if a participant therein, authorizes the Company (or the Company’s transfer agent, if any) to record in the Company’s books and records the transfer of all of the Holder’s shares of Common Stock which are not represented by one or more certificates issued by the Company, from the Holder to the purchaser in the Tag-Along Sale. On the Tag-Along Sale Date, the Holder, if a participant therein, shall also deliver all certificates, if any, issued by the Company which represent shares of the Company’s Common Stock, duly endorsed for transfer with signatures guaranteed, to the purchaser in the Tag-Along Sale, in the manner and at the address indicated in the Tag-Along Notice against delivery of the purchase price for such shares; provided, however, that in the event the Company has possession of any such certificate(s) pursuant to this Agreement, upon the written request of the Holder at least five (5) business days in advance of the Tag-Along Sale Date, the Company shall deliver such certificate(s) to the purchaser at the time and in the manner described above.

(vi) Exempt Transfers. The provisions of this Section 2(c) shall not apply to (i) any bona fide underwritten offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”) or any bona fide public distribution of Common Stock pursuant to Rule 144 thereunder; (ii) any transfer, sale or other disposition by Parent to one of its Affiliates (except that (A) prior to any such disposition, the party receiving such shares of Common Stock shall agree in writing to be bound by the terms of this Agreement applicable to Parent as if such transferee were an original party hereto and (B) any such shares of Common Stock shall continue to be subject to this Agreement); (iii) any redemption by the Company of its Common Stock or (iv) any distribution by Parent to its equity participants of shares of Common Stock, held by it; it being expressly understood and agreed that following such a distribution (x) the shares of Common Stock so distributed shall in no way be subject to this Agreement and (y) any such equity participant shall not be required or deemed to become a party to his Agreement or otherwise be subject to this Agreement.

(d) Transfer to Related Transferees. Notwithstanding anything to the contrary contained in this Section 2, the Management Investor may Transfer the Management Investor’s Common Stock without restriction to the Management Investor’s Related Transferees (as defined below); provided that each such Related Transferee shall first (i) execute a written consent in form and substance satisfactory to the Company to be bound by all of the provisions of this Agreement and (ii) give a duplicate original of such consent to the Company. The “Related Transferee” of the Management Investor shall consist of the Management Investor’s spouse, the Management Investor’s adult lineal descendants, the adult spouses of such lineal descendants, trusts solely for the benefit of the Management Investor’s spouse or the Management Investor’s minor or adult lineal descendants and, in the event of death, the Management Investor’s personal representatives (in their capacities as such), estate and named beneficiaries. In the event of any transfer by the Management Investor to his Related Transferees of all or any part of the Management Investor’s Common Stock (or in the event of any subsequent transfer by any such Related Transferee to another Related Transferee of the Management Investor), such Related Transferees shall receive and hold said Common Stock subject to the terms of this Agreement and the rights and obligations hereunder of the Management Investor from whom such Common Stock was originally transferred as though said Common Stock was still owned by the Management Investor, and such Related Transferees shall be deemed Management Investors for the purposes of this Agreement. There shall be no further transfer of such Common Stock by a Related Transferee except between and among such Related Transferee, the Management Investor to whom such Related Transferee is related and the other Related Transferees of the Management Investor, or except as permitted by this Agreement.

(e) Termination. This Section 2 shall terminate upon the closing of a firmly underwritten public offering pursuant to a registration statement declared effective under the Act covering the offer and sale of Common Stock for the account of the Corporation to the public generally in which the net proceeds to the Company are not less than $50,000,000.

3. Management Investor Representations; Legends on Certificates.

(a) Investment Risk. The Management Investor represents and acknowledges that (i) as a result of the Management Investor’s (A) existing relationship with the Company and by virtue of being an executive of the Company or one of its subsidiaries, and (B) experience in financial matters, the Management Investor is properly able to evaluate the capital structure of the Company, the business of the Company and its subsidiaries and the risks inherent therein; (ii) the Management Investor has been given the opportunity to obtain any additional information or documents from and to ask questions, and receive answers of, the officers and representatives of the Company and its subsidiaries to the extent necessary to evaluate the merits and risks related to an investment in the Company; (iii) the Management Investor has been and will be, to the extent the Management Investor deems necessary, advised by legal counsel of the Management Investor’s choice at Management Investor’s expense in connection with this Agreement and the issuance and sale of the Purchased Shares hereunder, (iv) the purchase or issuance of the Purchased Shares hereunder will be consistent, in both nature and amount, with the Management Investor’s overall investment program and financial condition, and the Management Investor’s financial condition will be such that the Management Investor will be able to bear the economic risk of holding unregistered Common Stock for which there is no market and to suffer a complete loss of the Management Investor’s investment therein and (v) the Management Investor is an “accredited investor” as that term is defined in Rule 501(a)(3) under the Act. The Management Investor further acknowledges that investment in the Purchased Shares hereunder involves significant risks and that these risks include, without limitation, the fact that the Company has a leveraged financial structure.

(b) Purchase for Investment.

(i) The Management Investor represents and warrants that: (A) the Purchased Shares will be acquired for the Management Investor’s own account for investment, without any present intention of selling or further distributing the same and the Management Investor will not have any reason to anticipate any change in the Management Investor’s circumstances or any other particular occasion or event which would cause the Management Investor to sell any of such Common Stock and (B) the Management Investor is fully aware that in agreeing to sell or issue such Common Stock to the Management Investor the Company will be relying upon the truth and accuracy of these representations and warranties. The Management Investor agrees that the Management Investor will not sell or otherwise dispose of any Purchased Shares except, to its family members or affiliates. Any such disposal to family members or affiliates much be in compliance with the Act, the rules and regulations of the Securities and Exchange Commission thereunder, the relevant state securities laws applicable to the Management Investor’s action and the terms of this Agreement.

(ii) The Management Investor Acknowledges that no trading market for the Common Stock exists currently or is expected to exist at any time in the foreseeable future and that, as a result, the Management Investor may be unable to sell any of the Common Stock acquired hereunder for an indefinite period. Further, the Company has no obligation to register any of the Common Stock.

(iii) The Management Investor acknowledges and agrees that nothing herein, including the opportunity to make an investment in the Company, shall be deemed to create any implication concerning the adequacy of the Management Investor’s services to the Company or its subsidiaries or shall be construed as an agreement by the Company or its subsidiaries, express or implied, to employ the Management Investor or contract for the Management Investor’s services, to restrict the right of the Company and Operating to discharge the Management Investor or cease contracting for the Management Investor’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Management Investor and the Company or its subsidiaries.

(c) Legend on Certificates. Each stock certificate issued to the Management Investor upon written request to the Company representing Common Stock issued hereunder shall bear the following (or substantially equivalent) legends on the face or reverse side thereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ANY SUCCESSOR RULE UNDER THE ACT OR LIBERTY GROUP PUBLISHING, INC. (THE “COMPANY”) RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MANAGEMENT STOCKHOLDER AGREEMENT DATED AS OF MARCH 1, 2006, BETWEEN THE PURCHASER PARTY THERETO AND THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY, AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOTED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH VOTING, TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF SUCH AGREEMENT.

Any stock certificate issued at any time in exchange or substitution for any certificates bearing such legends (except a new certificate issued upon the completion of a public distribution of Common Stock represented thereby) shall also bear such (or substantially equivalent) legends, unless the Common Stock represented by such certificate is no longer subject to the provisions of this Agreement and, in the opinion of counsel for the Company, the Common Stock represented thereby need no longer be subject to restrictions pursuant to the Act or applicable state securities law. The Company shall not be required to transfer on its books any certificate for Common Stock in violation of the provisions of this Agreement.

4. Company “Call” Option.

(a) Upon the termination of the Management Investor’s employment or cessation of services as director with the Company or any of its subsidiaries for any reason (a “Call Purchase Event”), subject to the provisions of this Section 4, the Company may, at its option exercisable by written notice (a “Purchase Notice”) delivered to the Management Investor (or in the case of a deceased Management Investor, the Management Investor’s personal representative) within ninety (90) days after the applicable Call Purchase Event (or, in the event the applicable Call Purchase Event is the death of the Management Investor, within thirty (30) days after the appointment and qualification of the deceased Management Investor’s personal representative, if later), elect to purchase and, upon the giving of such notice, the Company shall be obligated to purchase and the Management Investor (and the Related Transferees, if any, of the Management Investor or, in the case of a deceased Management Investor, his personal representative) (the “Seller”) shall be obligated to sell, all, or any lesser portion indicated in the Purchase Notice, of the Common Stock held by the Management Investor (and his Related Transferees, if any) at a per share price equal to:

(i) in the case of a Termination for Cause, the lower of the purchase price of $1,000.00 per share or the Fair Market Value; or

(ii) in the case of a termination of employment for any reason other than Cause, the Fair Market Value.

(b) If the Company does not elect to exercise its option set forth in paragraph (a) of this Section 4, the Company shall give written notice that it is not so electing to Parent within the time periods specified in paragraph (a) of this Section 4 for the giving of the Purchase Notice. Upon receipt of such notice from the Company, Parent shall have the option, exercisable by written notice (a “Parent Purchase Notice”) delivered to the Management Investor (or, in the case of a deceased Management Investor, the Management Investor’s personal representative) within fifteen (15) days after receipt of such notice from the Company, to purchase from the Seller (and, upon the giving of the Parent Purchase Notice, Parent shall be obligated to purchase and the Seller shall be obligated to sell) all, or any lesser portion indicated in the Parent Purchase Notice, of the Common Stock held by the Seller at the per share price set forth in paragraph (a) of this Section 4.

(c) In the event a purchase of shares of Common Stock pursuant to this Section 4 shall be prohibited by law or would cause a default under the terms of any indenture or loan agreement or other instrument to which the Company or any of its subsidiaries may be a party, the obligations of the Seller and the Company pursuant to this Section 4 shall be suspended and no such default would be caused; provided, however, that (x) the purchase price to be paid by the Company for the shares shall accrue interest at the lowest rate necessary to prevent the imputation of interest or original issue discount under the Internal Revenue Code of 1986, as amended, reduced by any dividends or distributions on such Common Stock during the period of such suspension, which interest shall likewise be paid when such prohibition first lapses or is waived and no such default would be caused and (y) in the event of any such suspension, if Parent so elects and no violation of law would be caused and no default under the terms of any indenture or loan agreement or other instrument to which the Company or any of its subsidiaries may be a party would result, the Company shall transfer its obligations under this Section 4 to Parent or to a subsidiary, in which case Parent or the subsidiary (as the case may be) and the Management Investor (and the Related Transferees, if any, of the Management Investor) shall be obligated to complete the purchase of shares of Common Stock pursuant to this Section 4.

(d) For the purposes of this Section 4, the following terms have the respective meanings set forth below:

(i) “Fair Market Value” of each share of Common Stock shall be determined as of the time of the Call Purchase Event by the Board of Directors of the Company in good faith; provided, however, that such determination shall be based upon the Company as a going concern and shall not discount the value of such shares either because they are subject to the restrictions set forth in this Agreement or because they constitute only a minority interest in the Company.

(ii) A “Termination for Cause” shall mean termination of the Management Investor’s employment with, or service as a director of, the Company or any of its subsidiaries as a result of any of the following (each, a “Cause”; provided that in the event the Company has entered into an employment agreement with the Management Investor on or prior to the date hereof, “Cause” shall have the meaning ascribed to such term in such employment agreement):

(i) the Management Investor commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company or its subsidiaries, including but not limited to, falsifying any documents or agreements (regardless of form); or

(ii) the Management Investor violates any material rule or policy of the Company or its subsidiaries (A) for which violation an employee may be terminated pursuant to the written policies of the Company or its subsidiaries reasonably applicable to an executive employee, or (B) which violation results in material damage to the Company or its subsidiaries, or (C) which, after written notice to do so, the Management Investor fails to correct within a reasonable time; or

(iii) the Management Investor willfully breaches or habitually neglects any material aspect of the Management Investor’s duties (A) as described in the Management Investor’s employment contract, or (B) in the ordinary course of the Management Investor’s employment or service as a director, or (C) assigned to the Management Investor by the Company or its subsidiaries, which assignment was reasonable in light of the Management Investor’s position with the Company or its subsidiaries (all of the foregoing duties, “Duties”); or

(iv) the Management Investor fails, after written notice, adequately to perform any Duties and such failure is reasonably likely to have an adverse impact upon the Company, its subsidiaries or the operations of any of them; or

(v) the Management Investor materially fails to comply with a direction from the Board of Directors of the Company or its subsidiaries with respect to a material matter, which direction was reasonable in light of the Management Investor’s position with the Company or its subsidiaries; or

(vi) while employed by the Company or its subsidiaries, and without the written approval of the Chief Executive Officer of the Company (or, in case the Management Investor is such Chief Executive Officer, approval of the Company’s Board of Directors), the Management Investor performs services for any other corporation or person which competes with the Company or its subsidiaries or otherwise violates Section 5 hereof; or

(vii) the Management Investor is convicted by a court of competent jurisdiction of a felony (other than a traffic or moving violation) or any crime involving dishonesty; or

(viii) any other action or condition that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard the Management Investor knew or reasonably should have known, adopted in good faith by the Board of Directors of the Company or its subsidiaries from time to time but prior to such action or condition; or

(ix) any willful breach by the Management Investor of his or her fiduciary duties as a director of the Company or any of its subsidiaries.

In the event that there is a dispute between the Management Investor and the Company as to whether “Cause” for termination exists: (x) such termination shall nonetheless be effective, (y) such dispute shall be subject to arbitration and (z) the payments or deliveries, if any, to be made by the Company or Parent or any subsidiary in connection with a sale or purchase of the Common Stock held by the Management Investor pursuant to this Section 4 shall be delayed until the final resolution of such dispute in such arbitration.

5. Restrictive Covenants. The Management Investor acknowledges that during the period of his employment with the Company he shall have access to the Company’s Confidential Information (as defined below) and will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees.

(a) Noncompetition. The Management Investor agrees that during the period of his employment with the Company and for the one (1) year period immediately following termination of such employment for any reason, other than termination by the Company without Cause, the Management Investor shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the business activities of the Company or its affiliates in the United States. The Management Investor further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its affiliates, imposes no undue hardship on the Management Investor, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

(b) Solicitation of Employees, Etc. The Management Investor agrees that during the period of his employment with the Company and for the one (1) year period immediately following the date of termination of the Management Investor’s employment with the Company for any reason, the Management Investor shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason or (ii) hire any individual who left the employ of the Company or any of its affiliates during the immediately preceding one-year period.

(c) Solicitation of Clients, Etc. The Management Investor agrees that during the period of his employment with the Company and for the one (1) year period immediately following the date of termination of the Management Investor’s employment with the Company for any reason, the Management Investor shall not, directly or indirectly, solicit or induce (i) any customers or clients of the Company or its successors, assigns, subsidiaries or affiliates or (ii) any vendors, suppliers or consultants then under contract to the Company or its successors, assigns, subsidiaries or affiliates, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage such customers or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

(d) Disparaging Comments. The Management Investor agrees that during the period of his employment with the Company and thereafter, the Management Investor shall not make any disparaging or defamatory comments regarding the Company or, after termination of his employment relationship with the Company, make any comments concerning any aspect of the termination of their relationship. The obligations of the Management Investor under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 5 shall limit any common law or statutory obligation that the Management Investor may have to the Company or any of its affiliates. For purposes of this Section 5 and Section 6, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes the Management Investor’s employer as a result of any reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate a Management Investor’s employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate on terms and conditions no less favorable to the Management Investor (both singly and in the aggregate) than his current employment in which case the terms and conditions hereof shall apply to the Management Investor’s employment relationship with such entity mutatis mutandis.

6. Confidentiality.

(a) All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires the Management Investor to do so. The Management Investor agrees that the Management Investor shall not at any time during the term of the Management Investor’s employment or thereafter, without the Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (i) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (ii) any Proprietary Information (as defined below)), concerning the Company’s or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall the Management Investor utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with the Management Investor’s employment by the Company. The Management Investor hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on the Management Investor’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement or any information required to be disclosed by applicable law, rule, regulation or order or in order to enforce this Agreement or any employment agreement the Management Investor has with the Company. This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its affiliates.

(b) The Management Investor agrees that he shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this Agreement and (ii) general business knowledge and work skills of the Management Investor, even if developed or improved by The Management Investor while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Management Investor to the Company. The Management Investor’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 6 shall continue beyond the Management Investor’s termination of employment and the Management Investor shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

7. Notices. All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail or when delivered personally or sent by facsimile transmission as follows:

(a) if to the Company, at its principal executive offices at the time of the giving of such notice, or at such other place as the Company shall have designated by notice as herein provided to the Management Investor;

(b) if to the Management Investor, at the address of the Management Investor as it appears on the signature page to this Agreement or at such other place as the Management Investor shall have designated by notice as herein provided to the Company;

(c) if to the Parent, at its principal executive office at the time of the giving of such notice, or at such other place as the Parent shall have designated by notice as herein provided to the Company.

8. Specific Performance, Forfeiture, Right to Repurchase.

(a) Specific Performance. Due to the fact that the securities of the Company cannot be readily purchased or sold in the open market and because damages to the Company and its subsidiaries will be difficult to ascertain and remedies at law to the Company and its subsidiaries will be inadequate and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

(b) Forfeiture, Right to Repurchase. The Management Investor acknowledges that if the Management Investor breaches any of the material terms or conditions contained in Sections 5 or 6 herein, (i) all of the Restricted Shares granted pursuant to Section 1(b) herein that have not yet vested shall be forfeited, and (ii) the Company, in accordance with Section 4 herein, shall have the right to repurchase all Purchased Shares, as such breach of any of the material terms or conditions contained in Sections 5 or 6 shall be deemed a Call Purchase Event due to a Termination for Cause.

9. Miscellaneous.

(a) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company, and the Management Investor. In the case of a conflict between the terms and conditions of this Agreement and any other agreement between the Management Investor and the Company, the terms and conditions of this Agreement shall control.

(b) In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for shares of Common Stock of the Company as a stock dividend, stock split, spin-off, reclassification or recapitalization in connection with any merger or reorganization, the restrictions, rights and options set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Common Stock acquired hereunder on, or with respect to, which such other capital stock was distributed.

(c) No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. Anything in this Agreement to the contrary notwithstanding, any waiver, consent or other instrument under or pursuant to this Agreement signed by, or binding upon, the Management Investor shall be valid and binding upon any and all persons or entities (other than the Company and the Parent) who may, at any time, have or claim any rights under or pursuant to this Agreement in respect of the Purchased Shares or the Restricted Shares.

(d) Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and the Parent and their respective successors and assigns and the Management Investor and the Management Investor’s heirs, personal representatives, successors and assigns; provided, however, that nothing contained herein shall be construed as granting the Management Investor the right to transfer any of the Purchased Shares or the Restricted Shares, except in accordance with this Agreement and any transferee shall hold the Purchased Shares or the Restricted Shares having only those rights and being subject to the restrictions provided for in this Agreement.

(e) If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(f) Should any party to this Agreement be required to commence any litigation concerning any provision of this Agreement or the rights and duties of the parties hereunder, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation.

(g) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

(h) Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

(i) This Agreement may be executed in one or more counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

(j) The Management Investor hereby irrevocably and unconditionally consents to the jurisdiction of any Delaware State court or federal court of the United States sitting in the State of Delaware in any action or proceeding relating to this Agreement and consents to service of process in connection therewith by the delivery of notice to such Management Investor’s address set forth in this Agreement.

(k) This Agreement shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be construed and enforced in accordance with the internal laws of said state without regard to the principles of conflicts of law.

(l) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(m) Disparaging Comments. The Company agrees that during the period of the Management Investor’s employment with the Company and thereafter, the Company shall not make any disparaging or defamatory comments regarding the Management Investor or, after termination of his employment relationship with the Company, make any comments concerning any aspect of the termination of their relationship. The obligations of the Company under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

IN WITNESS WHEREOF, the parties have executed this Management Stock Purchase Agreement as of the first date written above.

LIBERTY GROUP PUBLISHING, INC.
By:	/s/ Michael E. Reed
Name:	MICHAEL E. REED
Its:	C.E.O.

FIF III LIBERTY HOLDINGS LLC
By:	/s/ William B. Doniger
Name:	William B. Doniger

MANAGEMENT INVESTOR
By:	/s/ Mark Thompson
Name:	MARK THOMPSON

Exhibit A

STOCK POWER

FOR VALUE RECEIVED,                          hereby sells, assigns and transfers unto                          (        ) shares of the Common Stock of Liberty Group Publishing, Inc. standing in his name on the books of said Corporation represented by Certificate No.      and Certificate No.      herewith, and does hereby irrevocably constitute and appoint                          attorney to transfer the stock on the books of said Corporation with full power of substitution in the premises.

Dated: